EX99. – 2(r)(ii)

Policy Owner: PNC Capital Advisors, Inc.	Effective Date: 2/29/08
Approver(s): PNC Capital Advisors, Inc. Board of Directors	Date Approved: 2/29/08

1.	Applies To

PNC Capital Advisors, Inc.

2.	Purpose

This Personal Trading Code of Ethics (“Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing activities required of employees of, or individuals otherwise associated with, PNC Capital Advisors, Inc. (“PCA”), an investment adviser registered with the Securities and Exchange Commission, as defined below.

The provisions of this Code shall apply to all employees deemed to be “Access Persons” (as defined below) and such other individuals as the Compliance Department may determine from time to time. This Code supplements the PCA Insider Trading Policy and the PNC Employee Conduct Policies. Each Access Person must observe those policies, as well as abide by the additional principles and rules set forth in this Code and any other applicable legal or policies and obligations.

Technical compliance with these policies and procedures will not automatically insulate from scrutiny any transaction or pattern of transactions that is not in keeping with the principles stated in this Code. Any questions regarding the Code should be addressed to the Compliance Department. Further, Access Persons must promptly report any violations or indications of violations to the Compliance Department.

3.	Policy – Statement of General Principals

A.	PCA is committed to providing services with the utmost professionalism and integrity. PCA and its employees owe an undivided duty of loyalty to its clients and must place client interests first at all times. Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity.

Accordingly, employees acting in a fiduciary capacity must carry out their duties for the exclusive benefit of client accounts. Employees must avoid any activity that might create an actual or potential conflict of interest and should never take unfair advantage of their positions with PCA. Employees may not cause a client to take action (or fail to take action) for the employee’s personal benefit, rather than for the benefit of the client.

B.	PCA employees may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940, Rule 204A-1 under the Investment Advisers Act of 1940 and Rules 3040 and 3050 of the National Association of Securities Dealers, Inc. Access Persons are required to comply with applicable federal securities laws.

C.	The purpose of this Code is to ensure that, in connection with his or her personal trading, no Access Person shall conduct any of the following acts upon a client account:

1.	Employ any device, scheme or artifice to defraud;

2.	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

4.	Engage in any manipulative practice.

4.	Definitions

A.	Access Person means the following:

1.	Employees of PCA, including investment personnel, analysts, traders and portfolio managers who, in connection with their regular functions or duties, participate in making decisions or have access to nonpublic information regarding the purchase or sale of a security by any client accounts or regarding the portfolio holdings of any Advised Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of a security by any client accounts;

2.	All natural persons in a control relationship to PCA who obtain information concerning investment recommendations made to any client account. The term “control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940;

3.	Each director and officer of PCA; and

4.	Any other personnel with asset management responsibilities or frequent interaction with Access Persons as determined by Compliance (e.g., Legal, Compliance, Risk, Operations, Sales and Marketing, as well as certain long-term temporary employees and consultants), which would result in providing such personnel with a access to nonpublic information regarding the purchase or sale of a security by any client accounts or regarding the portfolio holdings of any Advised Fund.

B.	Account means the following accounts in which an Access Person has Beneficial Ownership, including (note that an Account may be exempt from certain provisions of this Code if it is a Fully Discretionary Account, as defined below):

1.	Personal Accounts: any account held in an Access Person’s name.

2.	Household Accounts: any account of an Access Person’s spouse, domestic partner, minor child, or any other relative who shares the Access Person’s household (whether by marriage or similarly committed status).

3.	Joint Accounts: any joint or tenant-in-common account in which an Access Person is a participant

4.	Trust Accounts: an account of a trust if:

a.	An Access Person is a trustee or beneficiary of the trust; or

b.	A beneficiary of the trust is a member of the Access Person’s immediate family (i.e., a spouse, minor child and any other relative who shares the Access Person’s household).

5.	Corporate Accounts: an account of a corporation or similar entity in which an Access Person controls the entity or the Access Person has direct or indirect control over its investment portfolio.

6.	Accounts under an Access Person’s Control: an account (other than a non-related client account) over which an Access Person has investment discretion or otherwise exercises control.

7.	Other Accounts: any other account in which an Access Person has a direct or indirect Beneficial Ownership.

C.	Advised Fund means a registered investment company for which PCA serves as adviser or sub-adviser.

D.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan and an employer sponsored stock purchase plan.

E.	Beneficial Ownership means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. Beneficial ownership is interpreted in the same manner as it would be under the Investment Advisers Act of 1940 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934. Any report required by paragraph (b) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

F.	Fully Discretionary Account means an Account over which an Access Person has no direct or indirect influence or control (i.e., if investment discretion for that account has been delegated in writing to an independent manager at another firm and that discretion is not shared with the Access Person) and over which the Access Person neither suggests nor receives prior notice of transactions. In order to have an account treated as a Fully Discretionary Account for purposes of this Code, a representative of the investment manager, trustee or outside bank must certify to PCA in writing (see Exhibit A) that the Access Person has no discretion or authority regarding investment decisions.

G.	Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

H.	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6)

I.	Securities means equity or debt securities, derivatives of securities (such as options, warrants, and ADRs), closed-end mutual funds, futures, commodities and similar instruments, but does not include:

1.	Shares of open-end mutual funds (unless otherwise directed by Compliance);

2.	Direct obligations of the United States government;

3.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or

4.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.

5.	Responsibilities/Governance – Policies and Procedures for Personal Investing

Section 13.2. A. Preclearance of Securities Transactions

1.	Prior to placing trades with a broker, Access Persons must preclear all personal transactions in Securities (except for those transactions listed in Section 5.C. below). Access Persons are personally responsible for ensuring that the proposed transaction does not violate PCA’s policies or those of The PNC Financial Services Group, Inc. (“PNC”) or PNC Bank, National Association (“PNC Bank”) applicable to PCA Access Persons or applicable securities laws and regulations.

2.	Access Persons shall electronically submit a trade for preclearance through Personal Trading Assistant (the “System”). Verbal authorization is not sufficient. The System will automatically notify the Access Person as to whether the transaction has been approved or denied. In addition, the System will also notify the Compliance Department of any requests that have been denied.

3.	An approval is only valid until the close of business on the same day it is granted. If the order is not placed during that period or is placed but not executed, a new approval must be obtained.

B.	Transactions in PCA Client Accounts when an Access Person is the Account Beneficiary

If a PCA client account is both an Access Person Account and a bona fide client account. PCA owes a duty of loyalty to all of its clients. Accordingly, PCA has adopted special procedures to ensure that securities transactions in these accounts are consistent with PCA’s fiduciary obligations and with the Code.

1.	Transactions in a client account which is an Account of an Access Person and for which another PCA employee is designated on the PCA trading system as the portfolio manager.

a.	If the Account is a Fully Discretionary Account, then preclearance is not required.

b.	If the Account is not a Fully Discretionary Account or the Access Person otherwise has some investment authority to request, recommend or otherwise participate or assist the portfolio manager in the investment process, then all Securities transactions in such account must be precleared. It is the responsibility of the Access Person and the portfolio manager to obtain preclearance prior to executing a trade in an Account.

2.	Transactions in a client account held by a trust in which an Access

Person has a Beneficial Interest (other than as the grantor of the trust — i.e., the person who established the trust).

If PNC Bank serves as corporate trustee pursuant to a written agreement and is compensated for its services, and the trust account is managed on a non-discretionary basis, then each transaction in a Covered Trust Account must be reviewed and approved by a person other than the Access Person with the Beneficial Interest in the Account in accordance with PNC’s fiduciary obligations and the written agreement governing the account.

C.	Exemptions from Preclearance

The following Securities are exempt from the preclearance requirement:

1.	Transactions in Fully Discretionary Accounts;

2.	Shares automatically purchased under an Automatic Investment Plan;

3.	Exchange Traded Funds, including SPDRs or Spiders (S&P 500 Index) and DIAs or Diamonds (Dow Jones Industrial Average);

4.	Futures and options transactions on indices;

5.	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of securities;

6.	Transactions that are not voluntary on the part of the Access Person (e.g., stock dividends or splits; mergers; other corporate reorganizations; or margin calls); and,

7.	Transactions in PNC’s 401K plan or other PNC employee benefits plans.

D.	Trading Restrictions

In addition to preclearance requirements, PCA has imposed certain substantive restrictions on personal securities trading. Any transaction in an Account (except for those transactions listed in Section 5.C above) must comply with the following policies and procedures.

Note: Transactions in Securities in derivative instruments, including warrants, convertible securities, futures and options, etc. shall be restricted in the same manner as the underlying security.

1.	Diversion of Investment Opportunity

(a)	Access Persons should not acquire a security that would be suitable for a client account without first considering whether to recommend or purchase that security to or for the client’s account.

2.	Prohibition of Front Running

“Front running” is generally considered to be the practice of effecting a securities transaction with advance knowledge of another transaction in the same or related security for client account(s), typically a block transaction, in order to personally benefit from the effect of the block transaction upon the price of the security or related security. Front running is a prohibited practice. Access Persons’ personal securities transactions shall be reviewed periodically by Compliance for evidence of front running.

3.	Blackout Periods

(b)	Access Persons should be aware that, in addition to any other sanction provided for under the Code, profits realized in connection with a transaction during a blackout period generally must be disgorged.

a.	Pending Trades

Access Persons may not purchase or sell a security in an Account under the Access Person’s control on a day during which any client account has a pending order in the same (or an equivalent) security. This restriction applies until the client’s order has been executed or cancelled.

b.	Securities Under Consideration

Access Persons may not purchase or sell a security in an Account if the Access Person knows that a transaction in the same (or an equivalent) security is being considered for a client account or that a decision has been made to effect such a transaction.

c.	Advised Fund Trades

Access Persons may not purchase or sell a security in an Account for a period of seven calendar days before and after an Advised Fund trades the same (or an equivalent) security.

d.	Blackout Period Exemptions

Although subject to prior clearance, transactions involving no more than 500 shares of a security per day are exempt from the blackout period.

4.	Initial Public Offerings

Employees may not acquire securities in an Initial Public Offering through any Account under the Access Person’s control. That notwithstanding, Access Persons are reminded that they may not purchase or sell, or recommend the purchase or sale, of a security for any account while they are in possession of material inside information

5.	Limited Offering

(c)	Prior to effecting a transaction in a Limited Offering all Access Persons must first obtain the approval of his or her supervisor and then pre-clear the transaction with the Compliance Department. Any person who has previously purchased Limited Offering securities must disclose such purchases to the Compliance Department before he or she participates in an Advised Fund’s or client account’s subsequent consideration of an investment in the securities of the same or a related issuer. This requirement applies to an Access Person’s investment in any Limited Offering. Subsequent capital contributions to such a fund do not require separate approval provided that the timing and amount of the contribution are not within the Access Person’s control.

a.	To obtain approval, an Access Person must complete a Request for Approval of Limited Offering (Exhibit C), obtain the approval of his or her supervisor and submit it to the Compliance Department. In evaluating the Access Person’s request, the reviewer should consider all relevant factors, including:

1.	Whether the investment opportunity is being made available to the Access Person due to the Access Person’s position with PCA or its affiliates;

2.	Whether the investment opportunity creates a conflict of interest relating to the Access Person’s fiduciary responsibilities at PCA; and

3.	Whether the investment opportunity is suitable for and should be reserved for PCA’s clients.

If the reviewer approves the Access Person’s request to participate in a Limited Offering, the reviewer must sign the form and must indicate the reasons for his or her decision.

b.	If an Access Person has acquired securities in a Limited Offering, he or she must disclose that interest to the Compliance Officer before the Access Person may play a material role in a decision to recommend or cause an Advised Fund to invest in securities of the same issuer. This disclosure is required even if the Access Person has complied with the preclearance and reporting requirements of the Code.

6.	Short-Term Trading

a.	Access Persons may not profit from the purchase and sale, or sale and purchase, of the same (or an equivalent) security within 30 calendar days. In addition to any other sanction provided for under the Code, profits realized from short-term trading must be disgorged to a charity selected by the Access Person unless the trade was approved by the Compliance Department.

b.	Prohibition on Market-Timing Advised Funds – “Market timing” refers to the practice of short-term buying and selling mutual fund shares in order to exploit inefficiencies in mutual fund pricing. In order to prevent market timing, the prohibition on short-term trading includes transactions in shares of Advised Funds except as permitted by the Advised Funds’ prospectus. Access Persons’ personal securities transactions in Advised Funds shall be reviewed periodically by Compliance for evidence of market timing.

7.	Restricted Lists

Access Persons are prohibited from purchasing or selling any Security or derivative on any restricted list applicable to PCA.

E.	Insider Trading; Confidentiality

Access Persons must comply with PCA’s policy on the handling and use of material inside information. Access Persons are reminded that they may not purchase or sell, or recommend the purchase or sale, of a security for any account while they are in possession of material inside information. In addition, Access Persons may not disclose confidential information (including, but not limited to, information about pending or contemplated transactions for client accounts) except to other Access Persons who “need to know” that information to carry out their duties to clients.

F.	Exceptions

Exceptions to the Code may be granted in special circumstances. Requests should be submitted in writing to the Compliance Department. The Compliance Department shall maintain a written record of any exceptions granted and the reasons for that decision.

Section 13.3. 6. Securities Holdings Disclosure and Transaction Reporting

A.	Access Persons must disclose all Securities and Accounts in which they have a Beneficial Ownership (including a Fully Discretionary Account). To ensure compliance with this requirement, Access Persons must instruct any bank, broker or other financial institution that maintains an Account in which the Access Person has a Beneficial Ownership in Securities, including investment company securities such as mutual funds, to arrange for transmission of account transactions and holdings and, if required, duplicate statements promptly to:

PNC Capital Advisors, Inc.

Attn: Compliance Department

Two Hopkins Plaza

Baltimore, MD 21201

Access Persons must also disclose any accounts in which they hold investment company securities, including shares of open-end mutual funds. Access Persons must instruct any bank, broker, or other financial institution that maintains an Account in which the Access Person has a Beneficial Ownership in Securities to arrange for duplicate statements to be sent promptly to the above address.

1.	PCA generally must receive transactions information no later than 30 days after the end of any calendar month or quarter (depending on the type of account) in which a transaction took place.

2.	If an Access Person chooses to open or maintain an Account with PCA or its affiliates, that will constitute agreement to allow PCA to have access to all account information and statements. Transactions and holdings must be transmitted to the Compliance Department in accordance with the above provision.

B.	Disclosure of Holdings

1.	Initial Holdings Certifications

Within ten (10) days of becoming an Access Person, each Access Person must submit an Initial Holdings report (Exhibit B) certifying that the holdings indicated are current as of a date no more than 45 days before the report is submitted.

2.	Annual Holdings Certification Every year on or before February 15, each Access Person must submit an Annual Holdings Certification through the System certifying that the holdings indicated on the System are current as of a date no more than 45 days before the report is submitted. Access Persons may be required to submit additional reports or certifications for holdings and accounts that are not otherwise transmitted or inputted in the system.

3.	Quarterly Personal Securities Trading Reports

Within thirty (30) days of the end of each calendar quarter, all Access Persons must electronically review, report and certify all trading activity for the quarter on the System. All Access Persons must also report any new Accounts opened during the calendar quarter. Access Persons may be required to submit additional reports or certifications for transactions and accounts that are otherwise not transmitted or inputted on the system.

C.	Approved Financial Institutions

All Access Persons must maintain their Accounts with a financial institution listed in Table 1 of the PNC Employee Conduct Policies. Exceptions to this policy require the prior approval of the Corporate Ethics Office and/or applicable line of business management and will only be granted in limited circumstances. All transactions information for Accounts maintained with any of these institutions will be sent to the System in electronic format. If an exception to this policy is granted, Access Persons must arrange for duplicate statements to be sent as provided for in Section 6.A. above.

D.	Certification of Compliance

As part of the Initial and Annual Holdings Certification process, the Compliance Department will provide Access Persons a copy of the Code and, if applicable, any amendments. Access Persons are required to certify that they have received and read the Code and will abide with the Code and any amendments.

E.	Requirements Applicable to Certain Directors

PCA recognizes that directors who are not investment personnel, analysts, traders and portfolio managers of PCA do not have on-going, day-to-day involvement with the operations of PCA. In addition, it has been the practice of PCA not to divulge information about securities purchased or sold or considered for purchase or sale by PCA to such directors until after such securities are purchased or sold by PCA. Accordingly, PCA believes that less stringent controls are appropriate for such directors. Therefore, the preclearance requirements of this Code are not applicable to such directors.

7.	Oversight

Section 13.4. Review of Employee Transactions

i.	The Compliance Department is responsible for monitoring personal securities trading for compliance with the Code. On a periodic basis (but at least monthly), the Compliance Department should review the transactions, statements and reports submitted pursuant to Section 6 above. Any unusual trading activity or patterns of transactions and any indications of violations of this Code or PCA’s Insider Trading Policy should be promptly brought to the attention of the Compliance Officer or Legal Department.

Section 13.5. Sanctions

ii.	If an Employee has violated the Code, PCA will take such remedial action, as it deems appropriate. Sanctions will vary but may include censure, limitation or prohibition of personal trading, unwinding the transaction, profit disgorgement, and suspension or termination of employment.

iii.	The following sanctions will generally be imposed (although the Compliance and Legal Department may impose different or additional sanctions in its discretion):

1.	1st violation: Fine of $100
2.	2nd violation: Fine of $500 and disgorgement of profit.

iv.	All monetary fines or sanctions imposed shall be made payable anonymously to a charity which PCA or PNC Bank supports.

Section 13.6. Advised Fund Board Reporting

v.	The Compliance Department will prepare, or supervise the preparation of, a written report that describes any issues arising under the Code during each calendar quarter. The report must address, at a minimum, any material violation of these policies and procedures and any sanctions imposed in response. In the report, PCA must certify that it has adopted procedures reasonably necessary to prevent violations of its Code. The report must be provided to the Legal Department and to the Board of Directors of each Advised Fund.

Article XIV.

Article XV.8. Records

The Compliance Department shall maintain records in a manner and to the extent set forth below, which records shall be available for examination by representatives of the appropriate regulatory authority.

Section 15.1. A copy of this Code and any other code, which is or at any time within the past five (5) years has been in effect, shall be preserved in an easily accessible place.

Section 15.2. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

Section 15.3. A copy of each quarterly and annual report, including any brokerage statements or confirms, made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years following the end of the fiscal year in which the reports occur, the first two (2) years in an easily accessible place.

Section 15.4. A copy of each preclearance or similar request, and the reasons supporting the approval of such request, if applicable, shall be preserved for a period of not less than five (5) years following the end of the fiscal year in which the reports occur, the first two (2) years in an easily accessible place.

A.	A list of all Access Persons who are, or within the past (5) years have been, required to make reports pursuant to this Code shall be maintained in an shall be preserved for a period of not less than five (5) years following the end of the fiscal year in which the reports occur, the first two (2) years in an easily accessible place.

B.	All written documents acknowledging receipt of the Code or any amendments to the Code by all current Access Persons or those who were Access Persons within the past five (5) years.

9.	References to Related Policies & Procedures

PCA Insider Trading Policy

PNC Employee Conduct Policies

STATEMENT REGARDING PERSONAL TRADING CODE OF ETHICS

The undersigned hereby certifies that he or she has received, read and will abide by the Personal Trading Code of Ethics, as amended and effective September 20, 2007, and that he or she knows any such failure may constitute a violation of federal and state securities laws and regulations which may subject him or her to civil liabilities and criminal penalties. The undersigned acknowledges that failure to observe the provisions of said Code shall be a basis for any appropriate sanction, including fines or dismissal.

Date:

Name

  (printed)

Signature

Section 15.5.

EXHIBIT A

Section 15.6. DISCRETIONARY ACCOUNT CERTIFICATION FORM

I,                      hereby certify that I am a representative of the investment manager, trustee or outside bank at which the account described below is maintained:

ACCOUNT NAME:
ACCOUNT NUMBER:
FIRM AT WHICH MAINTAINED:
BENEFICIARY(IES):

I further certify that neither the Beneficiary named above nor any close relative of the Beneficiary exercises investment discretion over the account, participates in investment decisions with respect to the account or is informed in advance of transactions in the account.

(Signature)

(Name)

(Title)

EXHIBIT B

PERSONAL SECURITIES HOLDINGS REPORT

For the Year/Period Ended

                                                                 (month/day/year)

☐  Check here if this is an Initial Holdings Report for a newly designated Access Person. An Initial Holdings Report must be filed within 10 days of becoming an Access Person and must refer to all holdings as of the date the individual became an Access Person.

To: Compliance Department

A. As of the calendar year/period referred to above, I have direct or indirect Beneficial Ownership in the Securities1 (including investment companies such as mutual funds) listed below which are required to be reported pursuant to the PNC Capital Advisors, Inc. Personal Trading Code of Ethics1 If available, please attach copies of your most recent statement(s).

Section 15.7. Full Name of Security                         # of Shares

                        Principal Amount

B. The name of any broker, dealer, or banks with which I maintain an account in which my securities (including investment companies such as mutual funds) are held for my direct or indirect benefit are as follows:

By signing below, I indicate that the information contained above is current as of 45 days prior to the date below. A person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

[1]	See definition of Security in the Code.

Date:	Signature:
Print Name:

EXHIBIT C

REQUEST FOR APPROVAL OF LIMITED OFFERING TRANSACTION

The undersigned requests approval of the following securities transaction:

Employee:

Issuer:

Is the issuer a publicly traded company?  Yes  ☐    No  ☐

Anticipated Date of Transaction:

Description of the Placement:

Number of Shares/Units:                                 Cost:

Total Amount of Private Placement:

Name of person who offered this investment to you:

___________________________________________________________________________________________

Does this person or his/her employer have a relationship with you or PNC?  Yes  ☐    No  ☐

If yes, what is the nature of that relationship?

___________________________________________________________________________________________

Does this person or his/her employer have a relationship with the issuer?  Yes  ☐    No  ☐

If yes, what is the nature of that relationship?

___________________________________________________________________________________________

To your knowledge, is this investment being offered to others?  Yes  ☐    No  ☐

Would this investment be suitable for any of PNC Capital Advisors’ clients?  Yes  ☐    No  ☐

(Employee Signature)	(Date)

Supervisor Approval

I have reviewed and         approved          disapproved this request for permission to engage in the transaction described for the following reasons:

(Signature of Supervisor)	(Date)

Compliance Approval

I have reviewed and         approved          disapproved this request for permission to engage in the transaction described for the following reasons:

(Signature of Compliance Officer)	(Date)